Exhibit 99.1

RR DONNELLEY NAMES SEARS, ROEBUCK AND CO. SENIOR EXECUTIVE, GLENN R. RICHTER, AS NEW CHIEF FINANCIAL OFFICER

CURRENT CFO, KEVIN J. SMITH, TO STEP DOWN AT END OF FIRST QUARTER

CHICAGO, Feb. 24, 2005 – RR Donnelley & Sons Company (NYSE: RRD) announced today that it has named Glenn R. Richter, currently the Chief Financial Officer of Sears, Roebuck and Co., as Executive Vice President and Chief Financial Officer, effective April 1, 2005. To ensure an orderly transition, Kevin J. Smith has agreed to remain with RR Donnelley as Executive Vice President and Chief Financial Officer until the end of the Company’s first quarter on March 31, 2005.

“Glenn is a world class executive and he is the right person to become RR Donnelley’s Chief Financial Officer as we enter the next stage of our development,” said Mark A. Angelson, Chief Executive Officer of RR Donnelley. “Our leadership group is pleased to welcome to RR Donnelley a business executive of Glenn’s caliber who will fit in well with our team. This is an opportunistic hire for the Company and we look forward to working with Glenn as we continue to execute upon our strategic objectives. Separately, I am pleased to confirm that we will meet or exceed our previously announced earnings guidance for the fourth quarter and full year 2004 and to reaffirm our previously announced earnings guidance for 2005. We look forward to discussing this in greater detail on our fourth quarter earnings conference call on March 1.”

Angelson added, “I thank Kevin Smith for his contributions in helping to create the new RR Donnelley. He was the right individual for the job and made a strong contribution to the renaissance of the Company and in implementing internal procedures to achieve compliance with Section 404 of the Sarbanes-Oxley Act. He was a superb CFO for the integration environment that RR Donnelley has been working in since the Moore Wallace acquisition and will make further significant contributions in his career.”

Kevin J. Smith, Chief Financial Officer of RR Donnelley, said, “I have enjoyed the opportunity to contribute to the creation of the framework for the new RR Donnelley. I will focus on finalizing RR Donnelley’s fourth quarter and full year 2004 financial results, and achieving a smooth and orderly transition.”

Mr. Richter has served in a variety of executive management roles with Sears, Roebuck and Co., including most recently Executive Vice President and Chief Financial Officer, as well as Chairman of the Board of Sears Canada. He played an important role in the Company’s agreement to merge with Kmart.

Mr. Richter, said, “I am pleased to have the opportunity to work with Mark and the entire leadership team as RR Donnelley seeks to further expand its leadership position as the premier global provider of print and related products and services.”

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RR Donnelley Corporate Headquarters 77 W. Wacker Dr. Chicago, IL 60601 Tel. 312.326.8000

RR Donnelley Names Sears, Roebuck and Co. Senior Executive, Glenn R. Richter, As New CFO

Feb. 24, 2005

Prior to joining Sears, Mr. Richter held a number of senior financial positions, including Chief Financial Officer of Dade Behring Holdings, Inc., a NASDAQ traded company. He also held various finance roles at PepsiCo, Inc. and early in his career served as a consultant at McKinsey & Company. He earned a bachelor’s degree from George Washington University and an MBA from Duke University’s Fuqua School of Business.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, telecommunications, technology, financial services and many other industries. Founded more than 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, color services, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com.

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Many of the factors that could cause material differences in the expected results of RR Donnelley relate to the integration of Moore Wallace Incorporated, which was acquired by RR Donnelley on February 27, 2004. These factors include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected net sales, accretion, cash flow and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of pricing of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

RR Donnelley Investor Contact:	RR Donnelley Media Contact:
Dan Leib	Doug Fitzgerald
Vice President, Investor Relations	Sr. Vice President, Marketing & Communications
312.326.7710	312.326.7740
dan.leib@rrd.com	doug.fitzgerald@rrd.com

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